Rightscorp Reports Full Year and Fourth Quarter 2013 Financial Results

Company Delivers Its 8th Consecutive Quarter of Increasing Revenues Resulting in 236% Year-Over-Year Revenue Growth

Santa Monica, Calif. - March 25, 2014 – Rightscorp (OTCQB: RIHT), the leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP), today announced financial results for the full year 2013 and fourth quarter ended December 31, 2013.

Highlights include:

●	236% increase in revenues to $324,016 for the full year ended December 31, 2013, as compared to $96,565 for the same period in 2012.

●	194% increase in revenues to $155,381 for the fourth quarter of 2013, as compared to $52,739 for the same period in 2012.

●	132% increase in sequential revenues from Q3 of 2013 to Q4 of 2013.

●	Revenue growth driven by an increase in copyright representation and improvements in the Company’s proprietary copyright monetization system.

Rightscorp CEO Christopher Sabec commented, “We are pleased to report that Rightscorp ended 2013 with a very strong quarter. We attributed our year-over-year growth to our ability to successfully represent copyrights against online piracy. Our mission is to preserve the integrity of copyrighted intellectual property and help content owners monetize their assets. In a short period of time, we have been recognized by leading media partners as a turnkey solution to the problem of online copyright infringement.”

Mr. Sabec continued, “We are pleased that our business model maintains strong sequential quarterly growth. We expect to maintain this trend as we continue to increase the number of copyrights that we represent. Rightscorp’s patent pending technology and proprietary copyright monetization system identifies repeat infringers and collects payment better than any other solution on the market. Our success is evidenced by the fact that we have successfully closed over 60,000 cases of online copyright infringement to date.”

Mr. Sabec closed, “We are currently in talks with the owners of millions of additional copyrights spanning various industries such as film, music, books, games, and software and anticipate these to be foundational catalysts that will aggressively drive our initiatives for long-term growth. Rightscorp delivers results, a fact that is being recognized by more and more industry leaders and media publications.”

Fiscal Year 2013 Financial Summary

For the full year 2013 ended December 31, 2013, the Company generated total revenues of $324,016, up 236% from $96,565 in the same period in 2012. The year-over-year increase in revenues was primarily caused by an increase in the number of copyrights the Company represents for monetization, which grew from 12,000 on December 31, 2012 to approximately 30,000 on December 31, 2013.

For 2013, operating expenses totaled $2,134,843, an increase of $963,121 as compared to $1,171,722 for the year ended December 31, 2012. The increase in fees was due to increased fees paid to copyright holders in the period. General and administrative expenses were $1,663,921 for the period ended December 31, 2013 compared to $1,028,438 for the year ended December 31, 2012 due to increased patent costs, travel and other expenses related to securing financing.

Sales and marketing costs were $275,616 for the period ended December 31, 2013 compared to $69,614 for the year ended December 31, 2012, an increase of $206,002 due to an increased presence at industry conferences to meet potential clients. Depreciation and amortization expenses were $33,438 during the year ended December 31, 2013, an increase of $8,791 as compared to $24,647 for the year ended December 31, 2012.

As of December 31, 2013 the Company had cash and cash equivalents of $36,331.

Fourth Quarter Financial Summary

Revenues for its fourth quarter ended December 31, 2013 were $155,381, up 194% from $52,739 in the same period last year. The growth in revenues was driven by the Company’s ability to increase the amount of active copyrights ingested in the Rightscorp’s automated system. This directly correlates to the Company’s ability to collect payment for copyright infringement.

Recent Developments

●	In January, the Company announced it had accelerated its process for adding content to its proprietary copyright monetization system by 400% compared to the rate for the prior quarter.

●	In February, Rightscorp announced that it crossed the threshold of representing over 1 million copyrights, which included award-winning films and over 13 tracks on the Billboard Hot 100.

●	In March, the Company announced that they had closed more than 60,000 cases of online copyright infringement.

●	The Company is looking internationally and retained a top Canadian law firm to expand the Rightscorp’s services into Canada and additionally has filed for international patents to extend its copyright infringement monitoring services to Europe, China, Israel, Japan, Brazil, and India.

About Rightscorp, Inc.

Rightscorp (OTCQB: RIHT) is a leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP). The Company’s patent pending digital loss prevention technology focuses on the infringement of digital content such as music, movies, software, books and games and ensures that owners and creators are rightfully paid for their IP. Rightscorp implements existing laws to solve copyright infringements by collecting payments from illegal file sharing activities via notifications sent through Internet Service Providers (ISPs). The Company’s technology identifies copyright infringers, who are offered a reasonable settlement option when compared to the legal liability defined in the Digital Millennium Copyrights Act (DMCA). Based on the fact that 24% of all Internet traffic is used to distribute copyrighted content without permission or compensation to the creators, Rightscorp is pursuing an estimated $2.3 billion opportunity and has monetized major media titles through relationships with industry leaders. http://www.rightscorpinc.com/

Safe Harbor Statement

This press release may include forward-looking statements. All statements other than statements of historical fact included in this press release, including, without limitation, statements regarding the Company’s anticipated financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors not limited to, general economic and business conditions, competitive factors, changes in business strategy or development plans, the ability to attract and retain qualified personnel, and changes in legal and regulatory requirements. Such forward-looking statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

For further investor and media information contact:
Andrew Haag
Managing Partner
IRTH Communications
rightscorp@irthcommunications.com
1-866-976-4784

[Financial Tables to Follow]

Rightscorp, Inc.

Consolidated Statements of Operations

	Year Ended	Year Ended
	December 31, 2013	December 31, 2012
Revenue	$324,016	$96,565

Operating expenses:
Copyright holder fees	161,868	49,023
General and administrative	1,663,921	1,028,438
Sales and marketing	275,616	69,614
Depreciation and amortization	33,438	24,647
Total operating expenses	2,134,843	1,171,722

Loss from operations	(1,810,827)	(1,075,157)

Other income (expenses):
Interest expense	(298,077)	(124,166)
Debt default	(185)	-
Debt forgiveness	66,310	-
Total non-operating expenses	(231,952)	(124,166)

Loss from operations before income taxes	(2,042,779)	(1,199,323)

Provision for income taxes	-	-

Net loss	$(2,042,779)	$(1,199,323)

Net loss per share – basic and diluted	$(0.05)	$(0.13)

Weighted average common shares – basic and diluted	38,191,898	9,558,321

Rightscorp, Inc.

Consolidated Balance Sheets

	December 31, 2013	December 31, 2012
Assets
Assets
Cash	$36,331	$10,049
Prepaid expenses	19,639	28,883
Other current asset	-	5,698
Total Current Assets	55,970	44,630
Other Assets
Fixed assets, net	56,453	28,851
Intangible assets, net	33,800	50,700
Total Assets	$146,223	$124,181

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities	$928,304	$514,874
Convertible notes payable, net of discount of $10,891 and $101,551	202,609	518,975
Total Current Liabilities	1,130,913	1,033,849
Total Liabilities	1,130,913	1,033,849

Stockholders’ Deficit:
Preferred stock, $.001 par value; 10,000,000 shares authorized; null shares and 3,220,000 shares issued and outstanding, respectively	-	3,220
Common stock, $.001 par value; 250,000,000 shares authorized; 68,797,102 and 28,014,392 shares issued and outstanding, respectively	68,797	28,014
Common stock to be issued	380,000
Additional paid in capital	2,807,185	1,256,991
Accumulated deficit	(4,240,672)	(2,197,893)
Total stockholders’ deficit	(984,690)	(909,668)
Total Liabilities and Stockholders’ Deficit	$146,223	$124,181